SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549

                     -----------------------------------

                                 FORM 8-K

                              CURRENT REPORT

                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934


                             January 22, 2003
                     -----------------------------------
                       (Date of earliest event report)



                           WEYERHAEUSER COMPANY
                     -----------------------------------
            (Exact name of registrant as specified in charter)

    Washington                   1-4825                91-0470860
    ----------                   ------                ----------
  (State or other              (Commission           (IRS Employer
  jurisdiction of              File Number)          Identification
  incorporation or                                      Number)
   organization)


                     Federal Way, Washington 98063-9777
                     -----------------------------------
                  (Address of principal executive offices)
                                (zip code)

             Registrant's telephone number, including area code:
                            (253) 924-2345
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TABLE OF CONTENTS

     Item 9.  Regulation FD Disclosure
     ---------------------------------
   SIGNATURES
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                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON D.C., 20549


ITEM 9 - REGULATION FD DISCLOSURE


(a)  Earnings Release.

     On January 22, 2003, Weyerhaeuser Company a press release stating the following:

FEDERAL WAY, Wash.--(BUSINESS WIRE)--Jan. 22, 2003--Weyerhaeuser Company (NYSE:WY) today reported net earnings for the fourth quarter of $126 million, or 57 cents per share, which includes the net benefit of unusual after-tax items of $38 million, or 16 cents per share.

This compares with a loss of $15 million, or 7 cents per share, for the same period last year. Last year's fourth quarter net earnings included unusual after-tax charges of $20 million, or 9 cents per share, associated with the closure of three wood products facilities.

For the full year, Weyerhaeuser reported net earnings of $241 million, or $1.09 per share, including unusual after tax charges of $55 million, or 25 cents, on net sales of $18.5 billion. This compares with net earnings of $354 million, or $1.61 per share, including unusual after tax charges of $57 million, or 26 cents per share, on net sales of $14.5 billion for 2001.

The unusual items for the fourth quarter 2002 include:

-- $65 million after tax, or 29 cents per share, gain on the sale of timberlands in Washington state, net of costs associated with the sale and the closure of related Wood Products and Timberlands operations.
-- $26 million after tax, or 11 cents per share, benefit from insurance proceeds covering business disruption costs at the Plymouth, N.C., paper facility for previous quarters. The facility resumed normal operation in the third quarter.
-- $23 million after tax, or 10 cents per share, charge for the termination of the former MacMillan Bloedel pension plan for U.S. employees.
-- $19 million after tax, or 9 cents per share, cost associated with the acquisition and integration of Willamette Industries. Weyerhaeuser said it continues to make progress on capturing synergies following the Willamette acquisition. At the end of the fourth quarter, Weyerhaeuser estimates it has achieved an annualized run rate of $184 million in pretax synergies. The company is confident it will achieve $300 million in pretax annual synergies by the end of first quarter 2005.
-- $15 million after tax, or 7 cents per share, net charge associated with the closure of other facilities.
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-- $4 million, or 2 cents per share, after-tax net reduction in depreciation resulting from an adjustment to the preliminary purchase price allocation for the Willamette acquisition.

In addition, Weyerhaeuser incurred approximately $26 million in countervailing and anti-dumping duties, and related costs on Canadian softwood lumber the company imports into the United States. During 2002, the company incurred approximately $64 million in countervailing and anti-dumping duties, and related costs.

"We're delighted with how well our employees worked to bring two great companies together to create a strong foundation for the future," said Steven R. Rogel, chairman, president and chief executive officer. "During the fourth quarter, our Pulp and Paper, and Containerboard, Packaging and Recycling businesses produced improved operating results in difficult markets. Strong residential construction continues to drive excellent performance in our Real Estate business and demand for timber. Wood Products, however, continues to be a problem due to oversupplied markets and the uncertainty created by the Canadian softwood lumber issue.

"While the timing and strength of an economic recovery remains uncertain, Weyerhaeuser is well positioned to benefit from an economic recovery due to our efforts to reduce costs, rationalize production capacity, increase operating efficiency, and improve our service to customers," Rogel said.

Summary of fourth quarter financial highlights:

Millions (except per share data)            4Q 2002  4Q 2001   Change
Net earnings............................... $   126     ($15) $   141
   Earnings per share (EPS)................ $  0.57   ($0.07) $  0.64
Net earnings excluding unusual items....... $    88  $     5  $    83
   EPS excluding unusual items............. $  0.41  $  0.02  $  0.39
Net sales.................................. $ 4,718  $ 3,398  $ 1,320

Summary of financial highlights for the full year:

Millions (except per share data)               2002     2001   Change
Net earnings............................... $   241  $   354    ($113)
   Earnings per share (EPS)................ $  1.09  $  1.61   ($0.52)
Net earnings excluding unusual items....... $   296  $   411    ($115)
   EPS excluding unusual items............. $  1.34  $  1.87   ($0.53)
Net sales.................................. $18,521  $14,545  $ 3,976
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                SEGMENT RESULTS FOR FOURTH QUARTER 2002
                    (Contributions to Pretax Earnings)

Millions                                       4Q 2002  4Q 2001 Change
Timberlands...............................       $ 318  $  109   $209
Wood Products.............................        ($75)  ($107)  $ 32
Pulp and Paper............................       $  86     ($3)  $ 89
Containerboard, Packaging, Recycling......       $ 114  $   59   $ 55
Real estate and related assets............       $  81  $   58   $ 23

                              Timberlands
                                               4Q 2002  3Q 2002 Change
Contribution to earnings (millions).......       $ 318  $  138   $180

Timberland dispositions and a stronger operating performance contributed to the increase from third quarter. Compared with the third quarter, domestic and export log prices were stable on higher volumes. Fourth quarter contributions include a pretax gain of $117 million from the previously announced sale of approximately 115,000 acres of Washington state timberlands. The purchase and sale agreement for the sale of an additional 100,000 acres of timberlands in Western Washington to a nonprofit trust announced in the first quarter 2002 has expired. Weyerhaeuser is discussing the potential sale of this property with several parties, including the trust, and expects to complete the sale this year.

The first quarter outlook for Timberlands earnings from operations is expected to be down from the fourth quarter due to slightly weaker prices in the West for domestic and export logs, and lower timberland dispositions.


                              Wood Products

                                           4Q 2002     3Q 2002  Change
Contribution to earnings (millions)....         ($75)     ($18)  ($57)

Depressed prices and the effects of the countervailing and anti-dumping duties continued to affect the Wood Products segment during the fourth quarter. Results also include a year-to-date reduction of $13 million in depreciation resulting from an adjustment to the preliminary purchase price allocation for the Willamette acquisition. Excluding unusual items, including the depreciation adjustment, the fourth quarter loss was $51 million compared with a loss of $18 million for the third quarter.

As part of the company's focus on improving the efficiency of its softwood lumber operations, Weyerhaeuser previously announced the closure of three facilities, which will eliminate 368 million board feet of sawmill capacity and associated finishing operations when they close in the first quarter.

The first quarter earnings outlook for Wood Products remains very uncertain due to continued oversupply in the market. Based on current prices, the company would expect losses from operations in the Wood Products segment in the first quarter to be consistent with the fourth quarter. Weyerhaeuser continues to work with the U.S. and Canadian governments in an attempt to develop a long-term solution on the softwood lumber issue. The company believes government and industry officials from both sides are making a good faith effort to reach a solution.

                             Pulp and Paper

                                         4Q 2002      3Q 2002   Change
Contribution to earnings (millions)..           $86        $10    $76

Fourth quarter earnings were up from the third quarter primarily due to higher prices for uncoated freesheet products, significantly increased pulp shipments and the insurance recovery for business interruption costs at the Plymouth, N.C., mill. These increases, however, were partially offset by seasonally lower shipments of uncoated freesheet and a year-to-date increase in depreciation of $19 million resulting from an adjustment to the preliminary purchase price allocation for the Willamette acquisition.

After adjusting fourth quarter results for the insurance recovery of $40 million, first quarter earnings are expected to be similar to fourth quarter levels. Uncoated freesheet markets are anticipated to remain steady while the company expects improvement in pulp prices to be offset by lower shipments.

                  Containerboard, Packaging and Recycling

                                              4Q 2002  3Q 2002  Change
Contribution to earnings (millions)...           $114      $88    $26

Increased earnings between the third and fourth quarters were primarily due to lower costs for recycled fiber used in the production of containerboard, higher box prices and a decrease in year-to-date depreciation of $14 million resulting from an adjustment to the preliminary purchase price allocation for the Willamette acquisition. Partially offsetting these increases were seasonally lower box shipments, 35,000 tons of market-related downtime and $14 million in pretax charges associated with previously announced plant closures.

As part of the company's focus on rationalizing its containerboard production, Weyerhaeuser previously announced the closure of the Sturgeon Falls, Ontario, containerboard mill during the fourth quarter which will eliminate approximately 100,000 tons of production.

First quarter operating earnings are expected to be lower than fourth quarter earnings due to higher anticipated levels of maintenance and market-related downtime, currently planned to be approximately 140,000 tons. Market conditions are expected to remain relatively stable.

                        Real estate and related assets

                                        4Q 2002       3Q 2002   Change
Contribution to earnings (millions)...      $81           $85     ($4)

The fourth quarter results are primarily from sales of single family homes, while third quarter earnings included a $14 million gain from the sale of an apartment complex. The improved earnings in the fourth quarter from sales of single family homes resulted from higher closings and margins.

First quarter earnings are expected to be unchanged from the fourth quarter.
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                                  Other

Pension Fund -- During 2002, Weyerhaeuser recognized non-cash pension income of $107 million after tax associated with its qualified defined benefit plans in the United States and Canada. In 2003, Weyerhaeuser expects to incur a non-cash $20 million after tax charge. This change is due to the poor performance of the financial markets, changes in pension fund benefits, a lower assumed rate of return on future earnings of the pension funds, lower discount rates on fund liabilities in the United States and Canada, and changes in assumptions on previously unamortized pension fund gains. These non-cash benefits and charges will be allocated as follows:


 Business Segment                             2002 Income  2003 Charge
                                              (Actual)     (Estimated)
 Timberlands................................            6%          2%
 Wood Products..............................           38%         61%
 Pulp and Paper.............................           31%         33%
 Containerboard, Packaging and Recycling....           14%          0%
 Real Estate and related assets.............            3%          0%
 Corporate..................................            8%          4%
             Total..........................          100%        100%

Weyerhaeuser also recorded a $110 million non-cash charge to Shareholders' Interest in 2002 for additional minimum pension liability adjustments, primarily related to Canadian pension plans.

Weyerhaeuser anticipates it will not be required to make a cash contribution to its U.S. pension fund in 2003. The company expects to contribute approximately $13 million in cash to its Canadian fund.

Debt -- At year-end, total debt for Weyerhaeuser Company, excluding Real Estate and related assets, was $12.7 billion compared with $13.2 billion at the end of the third quarter. Total debt, including Real Estate and related assets, was $13.6 billion compared with $14.2 billion at the end of the third quarter. The company remains on target to achieve its debt reduction goals.

Capital Spending -- Capital spending was $960 million in 2002 and is expected to be approximately $750 million in 2003.

The company will hold a conference call at 8 a.m. PST (11 a.m. EST) on Jan. 22 to discuss the fourth quarter results.

To access the conference call, listeners calling from within North America should dial 888/789-0089 at least 15 minutes prior to the start of the conference call. Those wishing to access the call from outside North America should dial 416/695-5259. Replays of the call will be available for 48 hours following completion of the call and can be accessed at 888/509-0082 within North America and at 416/695-9731 from outside North America.

The call may also be accessed through Weyerhaeuser's Internet site at http://www.weyerhaeuser.com by clicking on the "Listen to our conference call" link.
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Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2002, sales were $18.5 billion. It has offices or operations in 18 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at http://www.weyerhaeuser.com.

                                 ###

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "may," "will," "believes," "should," "approximately," anticipates," "estimates," and "plans," and the negative or other variations of those terms or comparable terminology or by discussions of strategy, plans or intentions. In particular, some of these forward-looking statements deal with expected synergies from the Willamette acquisition, expected earnings and performance of the company's business segments during the first quarter, expected pension expenses and cash contributions, anticipated debt reduction, anticipated capital spending and expected timberland sales. The accuracy of such statements is subject to a number of risks, uncertainties and assumptions that may cause actual results to differ materially from those projected, including, but not limited to, the effect of general economic conditions, including the level of interest rates and housing starts; market demand for the company's products, which may be tied to the relative strength of various U.S. business segments; performance of the company's manufacturing operations; the successful execution of internal performance plans; the level of competition from domestic and foreign producers; the effect of forestry, land use, environmental and other governmental regulations; fires, floods and other natural disasters; the company's ability to successfully integrate and manage acquired businesses and to realize anticipated cost savings and synergies from this acquisition; the ability of acquired businesses to perform in accordance with the company's expectations; legal proceedings; performance of pension fund assets; and uncertainties related to execution of timberland sale agreements. The company is also a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan, and by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro and the Canadian dollar; and restrictions on international trade or tariffs imposed on imports, including the countervailing and dumping duties imposed on the company's softwood lumber shipments from Canada to the United States. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

                                  # # #

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             WEYERHAEUSER COMPANY
                                             By /s/ Steven J. Hillyard
                                                ________________________
                                             Its:  Vice President and
                                                   Chief Accounting Officer
Date:  January 22, 2003
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